Exhibit No. 99 (3)

Citigroup Inc.
Issue of EUR 800,000,000 Floating Rate Notes due 2012
under the
Programme for the issuance of
Euro Medium-Term Notes, Series B

The securities described herein have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
1.	Issuer:	Citigroup Inc.
2.	Specified Currency:	Euro ("EUR")
3.	Aggregate Nominal Amount of Series:	EUR 800,000,000
4.	Issue Price:	99.804 per cent. of the Aggregate Nominal Amount
5.	Specified Denominations:	EUR 1,000, EUR 10,000 and EUR 100,000
6.	Issue Date:	14 June 2005
7.	Maturity Date:	14 June 2012
8.	Interest Basis:	Floating Rate (further particulars specified below)
9.	Redemption/Payment Basis:	Redemption at par
10.	Status of the Notes:	Senior
11.	Listing:	Application has been made for the Notes to be listed on the Luxembourg Stock Exchange
PROVISIONS RELATING TO INTEREST
12.	Floating Rate Note Provisions:	Applicable
(i) Specified Interest Payment Dates:
Interest will be paid quarterly in arrear on 14 March, 14 June, 14 September and 14 December in each year (each an "Interest Payment Date"), with the first Interest Payment Date falling on 14 September 2005, and the last Interest Payment Date falling on 14 June 2012, subject, in each case, to adjustment with the Business Day Convention specified below.

	(ii) Business Day Convention:	Modified Following Business Day Convention
	(iii) Additional Business Centre:	Not Applicable
	(iv) Manner in which the Rate(s) of Interest is/are to be determined:	Screen Rate Determination
(v) Screen Rate Determination:
	- Reference Rate:	3 month EURIBOR
	- Relevant Screen Page:	Moneyline Telerate page 248
	- Interest Determination Date(s):	The second day on which the TARGET system is open prior to the start of each Interest Period
	- Relevant Time:	11.00 a.m. Brussels time
	- Relevant Financial Centre:	Euro-zone
	(vi) Margin:	+0.15 per cent. per annum
	(vii) Minimum Rate of Interest:	Not Applicable
	(viii) Maximum Rate of Interest:	Not Applicable
	(ix) Day Count Fraction:	Actual/360
PROVISIONS RELATING TO REDEMPTION
13.	Final Redemption Amount:	Par
14.	Early Redemption Amount:	Payable on redemption for taxation reasons or on event of default
GENERAL PROVISIONS APPLICABLE TO THE NOTES
15.	Form of Notes:	Bearer Notes: Temporary Global Note exchangeable for a Permanent Global Note which is exchangeable for Definitive Notes in the limited circumstances specified in the Permanent Global Note
16.	Additional Financial Centre or other special provisions relating to Payment Dates:	London
17.	Consolidation provisions:	Applicable.
18.	Other terms or special conditions:	Provisions relating to delisting apply.
DISTRIBUTION
19.	TEFRA:	The D Rules are applicable
OPERATIONAL INFORMATION
20.	ISIN Code:	XS0221793499
21.	Common Code:	022179349